EXHIBIT 11--COMPUTATIONS OF EARNINGS PER SHARE

GTECH HOLDINGS CORPORATION AND SUBSIDIARIES
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
                                                           Three Months Ended        Six Months Ended
                                                          ---------------------    ---------------------
                                                          August 30,  August 24,   August 30,  August 24,
                                                             1997       1996          1997       1996
                                                          ---------   ---------    ---------   ---------
                                                             (In thousands, except per share amounts)
Primary: (1)
     Net income .......................................   $  20,225   $  17,501    $  39,545   $  35,704
                                                          =========   =========    =========   =========

     Weighted average common shares outstanding .......      42,046      43,087       42,065      43,087

     Net effect of dilutive stock options--based on the
      treasury stock method using the average market
      price for the period ............................         667         270          642         300
                                                          ---------   ---------    ---------   ---------

     Totals ...........................................      42,713      43,357       42,707      43,387
                                                          =========   =========    =========   =========


     Earnings per common share ........................   $     .47   $     .40    $     .93   $     .82
                                                          =========   =========    =========   =========




Fully diluted: (1)
     Net income .......................................   $  20,225   $  17,501    $  39,545   $  35,704
                                                          =========   =========    =========   =========

     Weighted average common shares outstanding .......      42,046      43,087       42,065      43,087

     Net effect of dilutive stock options--based on the
      treasury stock method using the quarter-end
      market price which is higher than the average
      market price ....................................         667         270          642         300
                                                          ---------   ---------    ---------   ---------

     Totals ...........................................      42,713      43,357       42,707      43,387
                                                          =========   =========    =========   =========


     Earnings per common share ........................   $     .47   $     .40    $     .93   $     .82
                                                          =========   =========    =========   =========



(1) The primary and fully diluted earnings per share were not presented on the face of the Consolidated Income Statements because the resulting amounts were not materially dilutive.
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